AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON

April 18, 2007

REGISTRATION NO. 333-______________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

YUKON GOLD CORPORATION, INC.
(Name of small business issuer in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1000 (Primary Standard Industrial Classification Code Number)	52-2243048 (I.R.S. Employer Identification No.)

YUKON GOLD CORPORATION, INC.
55 York Street
Suite 401
Toronto, ON M5J 1R7
Telephone: 416-865-9790
FAX: 416-865-1250
(Name, address, including zip code, and
telephone number, including
area code, of agent for service)

Copies of communications to:

Jonathan H. Gardner
Kavinoky Cook LLP
726 Exchange Street; Suite 800
Buffalo, New York 14210

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [X] File No. 333-140674

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE:

Title Of Each Class Of Securities To Be Registered*	Amount to be registered	Proposed maximum offering price per share (5)	Proposed maximum aggregate offering price (5)	Amount of registration fee

Common Stock, Par Value $0.0001 per Share, issuable upon exercise of Flow-through Special Warrants of the Company (1)	282,309	$0.90	$254,078	$27.19
Common Stock Par Value $0.0001 per Share, issuable upon exercise of Unit Special Warrants of the Company (2)	33,423	$0.77	$25,736	$2.75
Common Stock Par Value $0.0001 per Share, issuable upon exercise of Warrants issuable upon exercise of Unit Special Warrants (2)	33,423	$0.90	$30,081	$3.22
Common Stock Par Value $0.0001 per Share issuable upon exercise of Flow-through Compensation Warrants (3)	19,763	$0.90	$17,787	$1.90
Common Stock Par Value $0.0001 per Share issuable upon exercise of Unit Compensation Warrants (4)	2,340	$0.81	$1,895	$0.20
Common Stock Par Value $0.0001 per Share issuable upon exercise of Common Share Purchase Warrants issuable upon exercise of Unit Compensation Warrants (4)	2,340	$0.90	$2,106	$0.23

Total	373,598		$331,683	$35.49

*The Registrant registered shares of its common stock having a proposed maximum aggregate offering price of $3,373,004 pursuant to a Registration Statement on Form SB-2 (File No. 33-140674), which was made effective by the Securities and Exchange Commission on March 1, 2007, and for which a fee of $361.00 was paid.

(1) Represents shares of common stock issuable by the Company upon exercise of Flow-through Special Warrants. Each Flow-through Special Warrant entitles its holder to acquire for no additional consideration one common share of the Company.

(2) Represents shares of common stock issuable by the Company upon exercise of Unit Special Warrants. Each Unit Special Warrant entitles its holder to acquire for no additional consideration a “unit” consisting of (i) one share of common stock of the Company and (ii) a two-year warrant to purchase a common share at a price of $0.90 (CDN$1.05) per share.

(3) Represents shares of common stock underlying the Flow-through Compensation Warrants issued to two agents for the Company. Each Flow-through Compensation Warrant entitles the agent to acquire one common share of the Company at a price of $0.90 (CDN $1.05) per Flow-through Compensation Warrant until December 28, 2008.

(4) Represents shares of common stock underlying Unit Compensation Warrants. Each Unit Compensation Warrant entitles the holder to acquire a Unit at $0.81 (CDN$.941) per Unit until December 28, 2008. Each Unit consists of one common share and one common share purchase warrant. The underlying common share purchase warrant entitles the holder to acquire one common share at a price of $0.90 (CDN$1.05) per common share purchase warrant until December 28, 2008.

(5) The offering price has been estimated for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the price paid by investors in a private placement by the Company completed on December 28, 2006. In the case of shares to be issued upon exercise of warrants, the offering price is based upon the exercise price of the warrants. U.S. dollar amounts reflected above are based upon the conversion ratio of CDN$1.00 equals US$0.86 as of January 16, 2007.

EXPLANTORY NOTE AND INCORPORATION BY REFERENCE

This registration statement is being filed with respect to the registration of additional shares of common stock, par value of $0.0001 per share, of the Registrant pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

This registrant hereby incorporates by reference into this registration statement in its entirety the registration statement on Form SB-2, (File No. 333-140674) (the “Registration Statement”), filed with the Securities and Exchange Commission, including each of the documents filed by the registrant with the Securities and Exchange Commission and incorporated or deemed to be incorporated by reference therein, the Prospectus dated March 2, 2007 and Supplement No. 1 to the Prospectus dated March 28, 2007. None of the shares covered by the Registration Statement have been sold. As of the date hereof, none of the shares covered by the Registration Statement have been certificated.

The shares registered for re-sale herein were issued to the selling shareholders pursuant to certain penalty provisions in the Agency Agreement between the Company and Northern Securities Inc. attached as Exhibit 10.13 to the Registration Statement. The following shares are added to the Registration Statement for re-sale by the selling shareholders listed below.

Shareholder	No. of Shares Owned	Relationship With Issuer	Shares owned After Offering*
Vic Alboini 95 Glengowan Rd. Toronto, ON M4N 1G5	69,843	None	0
Kyjormac Inc. 205 King St., Suite 203 St. Catharines On L2R 3J5	22,400	None	0
William Grant 3 Faircroft Blvd. Toronto, ON M1M 2W9	6,000	None	0
Doug Harris 204 Dinnick Cr. Toronto, ON M4N 1M3	3,340	None	0
Michelle McClinton 204 Dinnick Cr. Toronto, ON M4N 1M3	1,120	None	0

Neil Chapman RR#4, PO Box 23, Stn. Main Brandon, MB	6,600	None	0
Northern Securities Inc. 150 York Street, Suite 1800 Toronto, ON M5H 3S5	1,162	None	0
Gary Bishop 55 Trunk Road P.O. Box 130 Spanish, Ontario P0P 2A0	4,000	None	0
Max Marechaux 42 Lynngrove Ave. Etobicoke, ON M8X 1M6	1,450	None	0
Robert E. Cohen 2337 Eskasoni Rd. Northside East Bay, NS B1J 1H9	13,700	None	0
John Powell 1 Petch Cres Aurora, ON L4G 5N7	3,500	None	0
John Turner 11 Harper Ave. Toronto, ON M4T 2L1	1,900	None	0
Anton (Tony) Nussbaumer 4103-5 Mariner Terrace Toronto, ON M5V 3V6	7,100	None	0
Robert Carbonaro 3601-81 Navy Wharf Court Toronto, ON M5V 3S2	2,350	None	0

Ilana Ruby 93 Woodlawn Dr. DDQ, PQ H9A 1Z4	3,000	None	0
Daniel W. Stickle 156 St. Catherine St., Unit A Smithville, ON L0R 2A0	1,000	None	0
Northern Precious Metals 2006 Limited Partnership 600 de La Gauchetiere St. W., #2400 Montreal, PQ, H3B 4L8	28,570	None	0
Stone Asset Management Limited Stone 2006-11 Flow-through L.P. 36 Toronto St., Suite 710 Toronto, ON, M5C 2C5	28,572	None	0
Rhone 2006 Flow-Through Limited Partnership 1050-1075 W. Georgia St. Vancouver, BC, V6E 3C9	19,040	None	0
Campbell & Lee Investment Management Inc. 1336 Deerwood Trail Oakville, ON, L6M 2H4	3,000	None	0
Mavrix A/C 216 36 Lombard St., Suite 400 Toronto, ON M5C 2X3	40,000	None	0
Cynthia Borkowsky 163 Munro Blvd. Toronto, On M2P 1C9	2,500	None	0
Blake Cassidy 687 Carlaw Avenue Toronto, ON M4K 3K7	1,500	None	0

Sheldon Esbin 1 Chadwick Ave. Toronto, ON M5P 1Z7	2,500	None	0
Marlene Carol Esbin 1 Chadwick Ave. Toronto, On M5P 1Z7	2,500	None	0
Arthur Resnick 162 Cumberland St. Suite 300 Toronto, ON M5R 3N5	2,500	None	0
Kyjormac Inc. 205 King St., Suite 203 St. Catharines, Ontario L2R 2J5	2,500	None	0
Wes Roitman 141 Heath St E Toronto, ON M4T 1S6	5,000	None	0
David Whiting 1882 Sherwood Forrest Cir Mississauga, ON L5K 2E7	1,000	None	0
Harry Roitman 162 Cumberland St., Suite 300 Toronto, ON M5R 3N5	2,500	None	0
Cameron Copland 212D Frederick Tisdale Cir North York, ON M3K 1X1	620	None	0
Ahmed Hassan 2444 Marisa Crt Mississauga, ON L5K 2P3	6,000	None	0

Bob Kiez 17 Woodsley Bay Brandon, MB R7B 4E3	480	None	0
James Barnett 40 Thimbleberry Brampton, Ontario L7A 3L4	2,381	None	0
MineralFields 2006 VII Super Flow-Through Limited Partnership 1110 Finch Avenue West, Suite 210 Toronto, Ontario M3J 2T2	32,858	None	0
Joe Dwek 850 Steeles Avenue West Suite 211 Thornhill, Ontario L4J 8E7	2,381	None	0
David Balardo 18 Cedar Grove Crt. Ancaster, ON L9G 4W5	953	None	0
William Watters 7 Ernest St. Dundas, ON L9H 5M4	953	None	0
Aleksandra Bukacheva 65 Harbour Sq., #2409 Toronto, ON M5J 2L4	2,381	None	0
MineralFields Quebec 2006 Super Flow-Through Limited Partnership 1110 Finch Avenue West Suite 210 Toronto, Ontario M3J 2T2	477	None	0

MineralFields 2006-IV Super Flow-Through Limited Partnership 1110 Finch Avenue West Suite 210 Toronto, Ontario M3J 2T2	9,524	None	0
Penson Financial Services Canada Inc. 330 Bay Street Suite 711 Toronto, Ontario M5H 2S8 FBO - Northern Securities Inc.	21,585	None	0
Limited Market Dealer 1110 Finch Avenue North Suite 210 Toronto, Ontario M3J 2T2	2,858	None	0

* The last column in the table assumes the sale of all the shares being registered pursuant to this registration statement. We do not know if the Selling Shareholders will sell all or less than all of their shares.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

EXHIBITS INDEX

All exhibits filed with or incorporated by reference in Registration Statement No.333-140674 are incorporated by reference into, and shall be deemed a part of, this Registration Statement, except the following which are filed herewith:

Exhibit No.	Description
5.7	Legal Opinion of Kavinoky Cook LLP dated April 18, 2007
23.19	Consent of Kavinoky Cook LLP (included in Exhibit 5.7)
23.20	Consent of Schwartz Levitsky Feldman, LLP, dated April 19, 2007

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Canada on April 18, 2007.

YUKON GOLD CORPORATION, INC.

By:	/s/ Paul A. Gorman
Name: Paul A. Gorman Title: Director and CEO

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Kenneth Hill	Director	April 18, 2007
Kenneth Hill
/s/ Paul A. Gorman	Director and CEO	April 18, 2007
Paul A. Gorman
/s/ Howard Barth	Director	April 18, 2007
Howard Barth
/s/ Chester Idziszek	Director	April 18, 2007
Chester Idziszek
/s/ J.L. Guerra, Jr.	Director, Chairman of Board	April 18, 2007
J. L. Guerra, Jr.
/s/ Robert E. Van Tassell	Director	April 18, 2007
Robert E. Van Tassell
/s/ Rakesh Malhotra	Chief Financial Officer	April 18, 2007
Rakesh Malhotra